Exhibit 99.1

select comfort.

2006 strategy

People • Passion • Pride • Persistence • Performance

Mission: Improving Lives…Improving Sleep

          (why we are here)

It is our mission to improve people’s lives by improving their sleep. We will deliver personalized comfort through innovative technology and high-quality products.

Vision: Leadership…Brand, Consumers, Employees, Shareholders

          (what we will achieve)

Select Comfort will be the world leader in better sleep and in the bed industry, starting with the U.S. market. Select Comfort will be profitable, fast growing and a great place for great people.

Values: The Five Ps

          (how we will set expectations and make difficult decisions)

The 5 Ps help define Select Comfort as an organization and are essential to who we are.

People make the difference
Passion for improving people’s lives
Pride in our high-quality products and services
Persistence to improve and win
Performance counts

Strategy: The Select Comfort “Game Plan” (how we realize the opportunity)

Select Comfort has made significant progress toward becoming the world leader in better sleep since it was founded in 1987. Consistent focus on the core strategies put in place in 2000 has solidified Select Comfort as the leading bed retailer in the U.S. Consequently, the Sleep Number® bed has emerged as one of the fastest growing brands in the industry.

Going forward, we will continue to focus on these proven strategies, with additional emphasis on expansion opportunities. Our mission and vision have not changed, but in 2006 the company will be even more bold in developing, improving, and executing our strategies to ensure we maintain our long-term position as an industry leader and to deliver on our mission.

Select Comfort’s strategic imperatives and priorities for the next five years will include:

Build Awareness: The first step to fulfill our mission is to make people aware of their choices; aware of personal comfort and the benefits of sleep only attainable on a Sleep Number® bed. Understanding consumers, their concerns and interests, and then creatively and efficiently reaching them in a convincing and motivating way, is what will differentiate Select Comfort.

Expand Distribution: With increasing awareness and interest in our brand, we are able to build same store growth and profitability, expand distribution with new stores, and selectively expand with other retailers of quality beds. In the U.S., Select Comfort is targeting between 600 and 650 company stores (approximately 1 per 250,000 population) and up to 1,000 to 2,000 partner doors. We will also extend distribution to other places where consumers need to sleep—guest rooms, hotels and resorts, RVs, assisted living centers, etc.

Accelerate Innovation: With growing awareness and more points of distribution, we can get a good return on our investment in R&D and innovation. Our company was founded on innovation: we’ve grown by thinking differently and we’ll continue to value creativity and well-prepared risk taking. As we grow, we’ll improve our processes and disciplines, requiring fact-based advancements in comfort and better sleep.

Leverage Scale: We will leverage growth, innovation and continuous improvement to be the low cost, high quality product and service provider in our industry. Our success is sure to attract competitors, so it is imperative to have the lowest cost structure to compete with advantaged value and quality, while fully investing in our growth initiatives.

People and Culture: Our sales, delivery and service reps are our trusted ambassadors with our customers. Our customers develop trust in them and our company. The rest of us support both our customers and our front-line team. It is a privilege to be part of the Select Comfort team. We are selective and demanding, and we reward performance through compensation and career growth opportunities.

New Business Expansion: Though our product offering is narrow—beds and accessories—our opportunities to reach people wherever they sleep are huge. We seek to expand to new channels of distribution where we can develop leadership scale and competitive advantage for long-term profitable growth.

The Opportunity: (the leadership potential)

In 2000, Select Comfort’s goal of becoming a $1 billion company with a 12% operating margin may have appeared lofty, even unattainable. Five years later this target is within reach. Today, Select Comfort is an exciting company with exceptional opportunities for continued growth. Select Comfort is on track to become a $1 billion company by 2007, demonstrating tremendous progress in growing both sales and profits.

Our 2006 annual operating plan (AOP) will bring us one step closer to achieving this $1 billion goal. 2006 will bring us to the doorstep of the dream we set back in 2001 to improve close to one million people’s lives in a single year. It will also be a year of “Winning the Right Way”, and “Making Even Bigger Changes to Big Things.” Our strategies aren’t changing, but our areas of focus will be bolder and even more exciting.

The graphs that follow demonstrate the strong growth we’ve experienced as a company from 2000 to 2005, and importantly also show the significant growth potential ahead—in market share, revenue and profits—by 2010. Our 2006 AOP is a key step along the way to achieving our full sales and profit potential by 2007 and 2010:

10%+ Market Share assumes growth at 3× industry rate; 20%	20% Revenue Growth results in $1.0 billion in revenues by 2007

25% Growth in Operating Profit targeting 12% operating margin in 2007

2006 Priorities:
     (our focus for the upcoming year)

“Winning the Right Way” and “Big Changes to Big Things” = $1B and 12% in 2007

2006 will be a critical year for Select Comfort. In order to achieve our long-term goals of being an industry leader and improving lives, it is essential that progress continue to be made against each of the core strategies in the upcoming year. Priorities for 2006 have been developed to focus efforts on the programs that will have the biggest impact on each of our core strategies.

A successful 2006 is up to each of us.
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